Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of September 30, 2024

($ in thousands, except per share amounts)

(unaudited)

ASSETS
Unaffiliated investments at fair value (cost $310,851)	$311,468
Dividend receivable	17
Income tax receivable	622,157
Other assets	852

Total assets	$934,494

LIABILITIES
Deferred and other tax liabilities	$7,634
Payable to directors, officers and employees	13,626
Payable to advisor	35
Other liabilities	7,810

Total liabilities	$29,105

Total net assets	$905,389

NAV per share	$1.74

Shares outstanding rollforward:
Shares outstanding at September 30, 2024 and December 31, 2023	519,511,366